As filed with the Securities and Exchange Commission on October 21, 2005

Commission File No. _______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_________________

Form S-8

Registration Statement Under The Securities Act Of 1933

Universal Guardian Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0379106 (I.R.S. Employer Identification No.)

Common shares available and reserved for issuance under the Universal Guardian Holdings, Inc. 2005 Incentive Stock Plan

(Full title of plan(s))

Michael J. Skellern
4695 MacArthur Court, Suite 300
Newport Beach, California 92660
(949) 861-9295

(Name and address of agent for service of process)
(Telephone number, including area code, of agent for service of process)

Copies to

John M. Woodbury, Jr., Esq.
7251 Owensmouth Ave, Suite 7
Canoga Park, California  91303
(818) 883-1776

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock (2)	694,488	$ 1.25 (3)	$ 868,110	$ 102,18
Common stock (2)	4,305,512	$ 1.25 (3)	$ 5,381,890	$ 633.45
Total	5,000,000		$ 6,250,000	$ 735.63

(4)

Pursuant to SEC Rule 416(a), also covers additional common shares that may be offered to prevent dilution as a result of stock splits, stock dividends or similar transactions relating to these shares.

(2)

First common shares registrable under the Universal Guardian Holdings, Inc. 2005 Incentive Stock Plan, corresponding to shares available for issuance under an S-8 registration statement under the Universal Guardian Holdings, Inc. 2003 Incentive Equity Stock Plan, which plan and registration statement is being superceded by the Universal Guardian Holdings, Inc. 2005 Incentive Stock Plan and this registration statement with respect to future grants or awards.

(3)

Additional common shares registrable under the Universal Guardian Holdings, Inc. 2005 Incentive Stock Plan.

(4)

Pursuant to Rule 457(h)(1) and 457(c), the filing fee is computed upon the basis of the average of the high and low prices reported by the NASD Over-The-Counter Bulletin Board (the “OTCBB”) as of the close of market on October 11, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.

Plan Information; Registrant Information And Employee Plan Annual Information

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), we will distribute an information statement containing the information specified in Part I of Form S-8 (an "Information Statement") to the holders of the securities we may have previously granted under the Universal Guardian Holdings, Inc. 2005 Incentive Stock Plan (the “2005 Plan”), as well as to prospective recipients of securities under the 2005 Plan.  This Information Statement and the documents we incorporate by reference into this registration statement pursuant to Item 3 of Part II below constitute a prospectus meeting the requirements of Section 10(a) of the Securities Act pursuant to Rule 428(a)(1) under the Securities Act.  Although we have omitted this Information Statement as an exhibit to this registration statement pursuant to the instructions to Part I of Form S-8, we nevertheless incorporate it into this registration statement by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item

3

Information Required In The Registration Statement

We incorporate by reference into this prospectus the documents listed below or excerpts therefrom, as the case may be, as well as all other documents we may file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all common shares offered under this registration statement have been sold, or which deregisters all common shares offered under this registration statement then remaining unsold::

(1)

our annual report on form 10-KSB filed for our fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on April 18, 2005 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2)

all other reports we have filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004; and

(3)

the description of our common shares contained in that section captioned “Description of Equity Securities—Common Shares” contained in our registration statement on form SB-as filed with the Securities and Exchange Commission on May 26, 2005 and declared effective on June 19, 2005, as modified by Item 4 below.

All documents we may file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all common shares offered under this registration statement have been sold, or which deregisters all common shares offered under this registration statement then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Notwithstanding the above, information that is "furnished to" the SEC shall not be deemed "filed with" the SEC and shall not be deemed incorporated by reference into this registration statement.

Item 4.

Description of Securities

Description of Common Shares

We are currently authorized to issue 100,000,000 shares of Universal Guardian common stock, par value $0.001 (“common shares”) under our certificate of incorporation.  Our common shareholders are entitled to one vote per share on all matters to be voted upon by those shareholders, and are also entitled to cumulative voting for the election of directors.  Subject to the rights of our preferred shares, our common shareholders are entitled to receive ratably dividends as they may be declared by our board of directors out of funds legally available for that purpose.  Subject to the rights of our preferred shares, upon the liquidation, dissolution, or winding up of our company, our common shareholders will be entitled to share ratably in all of the assets which are legally available for distribution, after payment of all debts and other liabilities.  Our common shareholders have no preemptive, subscription, redemption or conversion rights.  All of our currently outstanding common shares are, and all of our common shares offered for sale under this prospectus will be, validly issued, fully paid and non-assessable.

Securities Offered Under 2005 Plan

Under the 2005 Plan, 10,000,000 common shares are reserved for issuance.  We are registering 5,000,000 of these shares under this registration statement.

Item 5.

Interests of Named Experts and Counsel

Not applicable.

Item 6

Indemnification Of Directors And Officers

We are required under our bylaws to indemnify our directors, officers and employees to the fullest extent permitted under the laws of the state of Delaware.

Our certificate of incorporation provides that none of our directors shall be personally liable to us for monetary damages for any breach of their fiduciary duties in their capacity as a director, with the following exceptions to the extent allowed under applicable law, for:  (1) any breach of his or her duty of loyalty to our company or our shareholders; (2) acts or omissions not in good faith or which involve his or her intentional misconduct or knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law Delaware for unlawful payments of dividends or unlawful stock purchases; (4) any transaction under which he or she derived an improper personal benefit.  Our certificate of incorporation further provide that no amendment or repeal of this provision shall adversely affect the right or protection of any director in respect of any act or omission occurring prior to such amendment or repeal.

We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our certificate of incorporation are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

The provisions of our bylaws and certificate of incorporation regarding indemnification are not exclusive of any other right of ours to indemnify or reimburse our officers, directors or employees in any proper case, even if not specifically provided for in our bylaws and certificate of incorporation.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7

Exemption From Registration Claimed

Not applicable.

Item 8

Exhibits And Financial Statement Schedules

3.1

Restated And Amended Certificate Of Incorporation Of Guideline Capital Corporation as filed with the Delaware Secretary of State on September 20, 1999 (1)

3.2

Bylaws of Hollywood Partners.Com Inc. (1)

3.3

Certificate Of Amendment Of Certificate Of Incorporation Of Hollywood Partners.Com, Inc. as filed with the Delaware Secretary of State on December 3, 2002 (2)

3.4

Certificate Of Amendment Of Certificate Of Incorporation Of Hollywood Partners.Com, Inc. as filed with the Delaware Secretary of State on December 6, 2002 (2)

3.5

Certificate of Designation of Preferences, Rights and Limitations  of Universal Guardian Corporation Series ‘A’ Preferred Stock as filed with the Delaware Secretary of State on March 14, 2003 (2)

3.6

Certificate of Designations of Preferences and Rights of Series B Convertible Preferred Stock as filed with the Delaware Secretary of State on August 17, 2005 (3)

5.

Legal opinion by John M. Woodbury, Jr., Esq. *

5.1

Universal Guardian Holdings, Inc. 2005 Incentive Stock Plan As Adopted April 21, 2003 (4)

23.

Consent of legal counsel (John M. Woodbury, Jr., Esq.) (5)

24.

Consent of Independent Auditors (AJ. Robbins, PC) *

25.

Powers of Attorney (6)

*

Filed herewith.

(1)

Previously filed as an exhibit to our current report on form 8-K filed with the SEC on September 29, 1999.

(2)

Previously filed as an exhibit to our annual report of form 10-KSB for the year ended December 31, 2003 filed with the SEC on April 14, 2004.

(3)

Previously filed as an exhibit to our current report on form 8-K filed with the SEC on July 15, 2004.

(4)

Previously filed as an exhibit to our definitive proxy statement filed with the SEC on September 15, 2005

(5)

Included in legal opinion filed as exhibit 5.

(6)

Filed as part of the signature page of this registration statement.

Item 9

Undertakings

We hereby undertake to:

1.

File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i)

include any prospectus required by section 10(a)(3) of the Securities Act (unless incorporated by reference in this registration statement from periodic reports filed by the issuer under the Exchange Act),

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(ii)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the SEC under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table on the face page of the effective registration statement (unless incorporated by reference in this registration statement from periodic reports filed by the issuer under the Exchange Act): or

(iii)

include any additional or changed material information on the plan of distribution.

2.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on October 12, 2005.

UNIVERSAL GUARDIAN HOLDINGS, INC.
By:	/s/ Michael J. Skellern
Michael J. Skellern President and Chief Executive Officer (principal executive officer)
By:	/s/ Marian J. Barcikowski
Marian J. Barcikowski Chief Financial Officer (principal accounting and financial officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitute and appoint Michael J. Skellern and Marian J. Barcikowski, and each of them, as the undersigned's true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign a registration statement on form S-8 with respect to Universal Guardian Holdings, Inc, a Delaware corporation (the "registrant"), and to further sign any and all amendments thereto (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any later registration statement filed by the registrant under Rule 462(b) of the Securities Act of 1933, which relates to this registration statement) and, to file the same with exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

By:	/s/ Michael J. Skellern		October 12, 2005
Michael J. Skellern		President, Chief Executive Officer and Director

By:	/s/ Mel R. Brashears		October 12, 2005
Mel R. Brashears		Director
By:	/s/ Michael D. Bozarth		October 12, 2005
Michael D. Bozarth		Director

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